Exhibit (a)(1)(iii)

OFFER BY

THE GABELLI UTILITY TRUST

TO EXCHANGE ALL OUTSTANDING

SERIES B AUCTION MARKET PREFERRED SHARES,
PAR VALUE $0.001 AND LIQUIDATION PREFERENCE $25,000 PER SHARE
FOR

NEWLY ISSUED PROMISSORY NOTES

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2023, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

September 6, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

The Gabelli Utility Trust, a Delaware statutory trust (the “Fund,” “we,” “us,” or “our”), is offering to exchange the Fund’s currently outstanding Series B Auction Market Preferred Shares (“Series B Preferred Shares”), par value $0.001 and liquidation preference $25,000 per share, for newly-issued promissory notes issued by the Fund, with a total principal amount of up to $20,522,700 (the “Notes” and each, a “Note”), on the terms and subject to the conditions set forth in the offer to exchange (the “Offer to Exchange”) and in the accompanying letter of transmittal (the “Letter of Transmittal”). We refer to the offer, on the terms and subject to the conditions set forth in the Offer to Exchange and the Letter of Transmittal, as the “Exchange Offer.”

In exchange for its full and fractional Series B Preferred Shares properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on October 11, 2023 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by us, each participating holder of Series B Preferred Shares will receive a Note with a principal amount equal to 91.212% of the total amount of liquidation preference of such Series B Preferred Shares tendered.

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least 90% of the outstanding Series B Preferred Shares having properly tendered (and not withdrawn) their Series B Preferred Shares at or prior to the Expiration Date. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

The Notes will bear an interest rate of 5.25% annually, and holders of the Notes (each, a “Noteholder” and collectively, the “Noteholders”) will be entitled to receive monthly payments at the rate of $4.375 per $1,000 of principal. The Notes will begin to accrue interest on the Expiration Date. The aggregate unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the terms of the Notes will be due and payable on December 31, 2024. The Fund may prepay the Notes in whole or in part at any time or from time to time without penalty or premium. See “Special Characteristics and Risks of the Notes—Maturity Date and Prepayment” in the Offer to Exchange.

The Notes will not be listed on any securities exchange. The Notes may be assigned or transferred by each Noteholder to any individual or entity only upon the express written consent of the Fund.

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, and, in accordance therewith, files reports, proxy statements, proxy materials and other information with the Securities and Exchange Commission (the “SEC”). Materials filed with the SEC can be downloaded from the SEC’s website at www.sec.gov. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s email address (publicinfo@sec.gov). Reports, proxy statements and other information concerning the Fund may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The Notes do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

For your information and for forwarding to those of your clients for whom you hold Series B Preferred Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Exchange;

2.	The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

3.	Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Share certificates and all other required documents cannot be delivered to the Depositary, or if the procedure for book-entry transfer cannot be completed, before the Expiration Date as described under the heading “The Exchange Offer” in the Offer to Exchange;

4.	A letter to clients that you may send to your clients for whose accounts you hold Series B Preferred Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.	A return envelope addressed to Computershare Trust Company, N.A., as Depositary (as defined below) for the Exchange Offer.

The Fund’s Board of Trustees (the “Board”) has authorized the Fund to make the Exchange Offer; however, none of the Fund, the members of the Board, or Computershare Trust Company, N.A., the depositary (the “Depositary”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Series B Preferred Shares. None of the Fund, the members of the Board or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Exchange Offer. Shareholders must decide whether to tender or refrain from tendering their Series B Preferred Shares and, if deciding to tender, how many Series B Preferred Shares to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Exchange and in the Letter of Transmittal, including the Fund’s reasons for making the Exchange Offer, before taking any action with respect to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2023, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

For Series B Preferred Shares to be tendered properly pursuant to the Exchange Offer, one of the following must occur: (i) the certificates for such Series B Preferred Shares, or confirmation of receipt of such Series B Preferred Shares pursuant to the procedure for book-entry transfer set forth under the heading “The Exchange Offer” in the Offer to Exchange, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in the Offer to Exchange) in the case of a book-entry transfer, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of the Offer to Exchange, or (ii) shareholders whose certificates for Series B Preferred Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or cannot complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth under the heading “The Exchange Offer” in the Offer to Exchange.

The Fund will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Depositary, as described under the heading “The Exchange Offer” in the Offer to Exchange) for soliciting tenders of Series B Preferred Shares pursuant to the Exchange Offer. The Fund will, however, upon request, reimburse brokers, dealers (including, if applicable, the Depositary), commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Exchange Offer and related materials to the beneficial owners of Series B Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Fund or the Depositary for purposes of the Exchange Offer. The Fund will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Series B Preferred Shares except as otherwise provided in the Offer to Exchange or Instruction 6 in the Letter of Transmittal.

Questions and requests for assistance or additional copies of the enclosed materials may be directed to the Fund at One Corporate Center, Rye, NY 10580 (telephone number: (914) 921-5070 or toll free: (800) GABELLI; email: ClosedEnd@Gabelli.com).

Very truly yours,

Computershare Trust Company, N.A.

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE GABELLI UTILITY TRUST OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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